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                                                                  Exhibit 3.1.1




                          NORTH AMERICAN DATACOM, INC.

                                   AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION


         Pursuant to the provisions of the Delaware General Corporation Law, North American Datacom, Inc. adopts the following Amendment to its Certificate of Incorporation:

         The following amendment was adopted on March 10, 2000. Such amendment was adopted by a vote of the shareholders owning a majority of the Corporation's issued and outstanding shares of common stock pursuant to Section 228 of the Delaware General Corporation Law. Notice of the adoption of the amendment has been given to all shareholders in accordance with Section 228(d) of the Delaware General Corporation Law.

AMENDMENT

         Article IV of the Certificate of Incorporation is amended to read as follows:

         The authorized capital stock of the Corporation shall consist of 150,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

                                    NORTH AMERICAN DATACOM, INC.


                                    By
                                      -----------------------------------------
                                          Robert Crawford, President
Date: March 10, 2000



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